Exhibit 99.1

Transcript of conference call held on August 4, 2008 at 1:30 p.m. PT.

Operator: Good day, and welcome to the Alphatec Spine Inc. second quarter fiscal 2008 results conference call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Ms. Cheryl Monblatt. Please go ahead.

Cheryl B. Monblatt, Investor Relations

Thank you, and good afternoon, everyone. Welcome to Alphatec Spine’s conference call to discuss our second quarter fiscal year 2008 financial and operating results. With me today are Dirk Kuyper, President and Chief Executive Officer, Peter Wulff, Chief Financial Officer, and Ebun Garner, General Counsel.

By now, you should all have seen a copy of today’s press release announcing our financial results. If you do not have a copy of the press release, you can find it in the Investor Relations section on our website at www.alphatecspine.com.

Before we start there are a couple of items we would like to cover. I’d like to remind you that this call is being webcast live and recorded. A replay of the event will be available later today on our website and will remain available for at least 30 days following the call.

We’d like to remind you that our discussions today include forward looking statements. These statements are based on certain assumptions made by us based on historical trends, current conditions, expected future developments, including business prospects, product development objectives, and future financial performance, and other factors we believe to be appropriate in the circumstances. Risks and uncertainties may cause our actual results to differ materially from those projected in these forward-looking statements.

You can find a discussion of these factors and more information about us in our filings with the SEC, including the risk factors section on our Form 10-K for 2007, as amended, and subsequent quarterly reports on Form 10-Q, and periodic filings on Form 8-K. These forward-looking statements are made as of the date of this call, and we assume no obligation to update these statements publicly, even if new information becomes available in the future.

This broadcast is covered by US copyright laws, and any use or rebroadcast of all or any portion of this conference call may only be done with our express written permission.

I’ll now hand the call over to Dirk Kuyper, Alphatec’s President and CEO.

Dirk Kuyper, President and Chief Executive Officer

Thank you, Cheryl, and good afternoon everyone. First, I will review highlights from the second quarter of 2008 then turn the call over to our new CFO, Peter Wulff, who will provide a more detailed review of our operating and financial performance. Lastly, I will come back and discuss the status of our key development projects in our product pipeline, guidance for 2008 before opening the call for questions.

First, I’d like to congratulate the Alphatec team for achieving quarterly revenue of 23.9 million for the second quarter of 2008, representing a 27% increase over the same period last year. In the US, we grew 20% over last year, representing a sequential acceleration of our core growth rate. It is significant to note that we were able to grow our core business at a rate greater than the spine market prior to the launch of any of our new products that are focused on treating disorders of the aging spine.

We are pleased to announce that we launched our European business with our first sales transaction of 1.4 million to one of our European distribution partners. We recorded this transaction as deferred revenue on our balance sheet. As this is both a new market and channel of distribution, we will recognize revenue as we get paid. The total amount due to us for the European order is backed by a binding letter of credit.

We’re looking forward to serving the European surgeon and patient populations. To date, there have already been over 30 surgeries completed in Europe, and we look forward to additional adoption of our products. The European sales channel provides a strategic market opportunity for Alphatec. And we are working to evaluate and add new distribution partners in selected countries.

Two weeks ago, we announced the first successful surgery with the OsseoFix Spinal Fracture Reduction System, formerly known as V-stent, in Germany by world-renowned spine surgeon Rudy Bertagnoli. Dr. Bertagnoli reported that the OsseoFix System was easy to use, and he was able to effectively restore vertebral height in a patient that had experienced a vertebral compression fracture at the T12 vertebrae.

This represents a noteworthy milestone, reflecting Alphatec’s dedication to improving the quality of life of older patients, and treating conditions that affect the aging spine. Most significant is that on — what our new team was able to achieve, in that we were able to move this technology from concept to first human implantation in 10 months, which is world-class, and reflects that our investment in R&D has been well spent.

We submitted a 510(k) application to the FDA for the OsseoFix System in June of 2008. We anticipate that OsseoFix will receive FDA clearance and be launched in the US by late ‘08.

Regarding product development, we continue to upgrade and round out our core product line. During the second quarter of 2008, we received 510(k) clearance for scoliosis-related implants that are used in conjunction with the ZODIAC Luxe Spine Fixation System. We also received 510(k) clearance for our NOVEL family spinal spacers to be used as inter-body devices in lumbar procedures.

The R&D and regulatory teams also completed during the second quarter of 2008 regulatory submissions to the Japanese Ministry of Health, Labor and Welfare for our core Alphatec product line. These submissions include products such as the Trestle Anterior Cervical Plate, our upgraded ZODIAC Spinal Fixation System and our NOVEL family of spinal spacers. Before the end of 2008, we also plan to submit a request to the Japanese Ministry of Health to initiate an OsseoFix clinical trial in Japan.

It will take time to complete the Japanese regulatory approval process, but we are pleased with our team’s progress thus far and look forward to executing on our strategy and building out our business in Japan and other selected Asian markets.

In May of 2008, we announced that we reached a successful settlement and release agreement to license pedicle screw technology from DePuy Spine and Biedermann Motech GmbH. The agreement dismissed the lawsuit involving such technology between DePuy, Biedermann and Alphatec and grants Alphatec the right to exploit such technology in its ZODIAC, SOLANAS and future products.

Terms of the agreement included a one-time payment of 11 million and an ongoing royalty payable upon future net sales of licensed product until the patent expires in mid-2010. We are pleased with the resolution as it ensured that Alphatec has the continued ability to manufacture, market and sell our ZODIAC and SOLANAS products and accelerates our ability to bring to market our OsseoScrew, which is our pedicle screw technology designed for use in patients with poor bone quality.

The Alphatec team has come together nicely, and with the addition of Peter as CFO, we have completed our management team build out. Before Peter reviews our financials, I’d like to introduce you to him in case you have not already spoken with him.

Peter Wulff joined Alphatec as Chief Financial Officer, Vice President, Treasurer, in June of this year. He has more than 25 years of financial and operational management experience in the medical device and life science industries for both US and international businesses. Peter’s strong background in the medical device industry will allow us to better manage our business as we seek to continue our growth and expansion. Peter?

Peter C. Wulff, Chief Financial Officer

Thank you, Dirk, and good afternoon, everybody. First, I’d like to point out that in today’s earnings release that we have not included the pro forma non-GAAP loss results in order to simplify and provide consistency with our financial statements going forward.

As Dirk mentioned, consolidated revenues for the second quarter of 2008 were 23.9 million, an increase of 26.7% from the 18.8 million reported for the second quarter of 2007. US revenues for the second quarter 2008 were 19.4 million, an increase of 19.5% from the 16.2 million reported for the second quarter of 2007. Asia revenues for the second quarter of 2008 were 4.5 million, an increase of 71.2% from the 2.6 million recorded for the second quarter 2007.

Gross profit for the second quarter 2008 was 15.8 million, an increase of $3.8 million over second quarter 2007 of 12 million. Second quarter 2008 gross margin of 66.4% increased over second quarter 2007 gross margin of 63.7%.

Total operating expenses of 19.2 million increased $6.7 million compared to second quarter 2007 of 12.5 million. The increase in operating expenses is primarily due to increased expenditures on both R&D and marketing expenses.

Research and development expenses for the second quarter of 2008 were $3.4 million, an increase of 2.1 million compared to the second quarter 2007 of $1.3 million. The increase in expenditures was primarily due to development activities relating to OsseoFix, OsseoScrew and additional product development activities.

Sales and marketing expenses for the second quarter of 2008 were $9 million, an increase of 2.1 million compared to the second quarter 2007 of 6.9. The increase was primarily due to an increase in marketing personnel to support the product development pipeline and our corporate re-branding, as well as sales commission expenses related to the increased sales volume.

General and administrative expenses for the second quarter 2008 were $6.8 million, an increase of 2.4 million compared to the second quarter of 2007 of 4.4. Excluding a severance expense reversal resulting from a settlement agreement and a stock-based compensation expense adjustment that both occurred in the second quarter of 2007, general and administrative expenses in the second quarter of 2008 decreased $700,000 when compared to the second quarter of 2007.

Net loss for the second quarter of 2008 was $3.6 million, or negative $0.08 per share both basic and diluted, compared with a net loss $703,000, or negative $0.02 per share, basic and diluted, for the second quarter 2007.

As of June 30, 2008, cash and cash equivalents totaled $13.1 million. The company also has funds available under the company’s current $20 million working capital line-of-credit, and we believe we have adequate available resources to execute on our planned strategy.

As Dirk had stated in his previous remarks about the growth of our core business, our US sales distribution network also continues to improve in both — in terms of absolute growth and in dedication. We have improved the ratio of exclusive distributors to over 50% of our total distributor network in the US, and also, we now have over 90 total distributor organizations in the US, which we believe employ 206 individual sales representatives. This is an increase from year end 2007 of approximately 14%.

A driver for our continued year-over-year revenue increase is the increased adoption of our products by the surgeon community. As of the end of second quarter 2008, we have approximately an increase of 20% from the year end 2007 in the number of surgeons that consistently use the Alphatec product line.

Our consolidated gross margin in the second quarter of 2008 was 66.4%, an improvement of 270 basis points compared to the second quarter of 2007. In the US, the second quarter gross margin of 71.7% improved 420 basis points over the second quarter 2007. The margin improvement in the US primarily reflects efficiencies in manufacturing and reduced instrument depreciation, partially offset by increased royalty expenses related to the new DePuy royalty obligation and inventory reserves.

In closing, I’d like to mention that we’ve been invited by several investment banks to present at their healthcare conferences. In August, we will present at the Canaccord Adams and Noble Financial Conferences, and in the fall we will be presenting at the UBS, Rodman & Renshaw, and RBC conferences.

And now, I’d like to turn the call back over to Dirk. Thank you.

Dirk Kuyper, President and Chief Executive Officer

Thank you, Peter. Now I’d like to make some remarks regarding some events and milestones that you can expect in the second half of 2008. First, we reiterate our guidance for revenue for the full year of 2008 of 95 million, and we feel very comfortable with our ability to reach this number based upon our current revenue momentum.

We are extremely excited about the upcoming North American Spine Society meeting that will be held in Toronto, Canada in October. Alphatec will be unveiling its Corporate Rebranding Project that is focused on treating conditions affecting the aging spine, and introducing eight new products to the spine market.

One of the most exciting products that will be introduced at NASS is OsseoFix. This product was previously referred to by us as V-Stent. I mentioned previously that we had our first patient surgery in Germany, with a successful clinical outcome for a patient that had been suffering from a painful vertebral compression fracture. OsseoFix can be implanted percutaneously to treat vertebral compression fractures.

According to the National Osteoporosis Foundation, there are approximately 700,000 compression fractures in the US per year, of which only about one-third are currently diagnosed. Common causes for vertebral compression fractures include osteoporosis, trauma and cancer. Currently, the two most common procedures used to treat vertebral compression fractures are kyphoplasty and vertebroplasty.

A kyphoplasty procedure involves inserting a balloon through a catheter into the damaged vertebrae, inflating the balloon, and reinforcing the resultant space made by the balloon with bone cement. A vertebroplasty procedure involves injecting bone cement directly into the compressed vertebral body under high pressure with the goal of stabilizing the fracture. We developed the OsseoFix System to expand the market for surgical solutions for compression fractures, with what we believe to be an improvement over the most common procedures being used today.

OsseoFix is designed to allow for improved fracture reduction, and is designed to use less cement, both of which we believe reduce the risk of cement extravasation, reduced surgical complications, and increased clinical efficacy.

We have estimated the US market opportunity related to OsseoFix to be approximately $0.5 billion. We will launch the OsseoFix in the US at the NAS meeting, barring any unexpected delays in the FDA clearance process. We have also already filed for CE marking in Europe. We plan to launch to the European community prior to the end of 2008.

Regarding the OsseoScrew system, our unique pedicle screw solution for dealing with patients with poor bone quality, we’re making solid progress on the development of the product. The OsseoScrew is designed to be implanted into the pedicle and then it expanded to achieve increased purchase if the surgeon desires a more secure fixation. It is estimated, in the US alone, over 42 million people either have osteopenia or osteoporosis, and current pedicle screw designs do not offer an adequate solution for surgeons.

With the over 65 population expected to more than double over the next 20 years, the OsseoScrew will lead the way in providing solutions for the aging demographic. Although aimed at providing a superior solution for patients with poor bone quality, this screw may also become a new standard-of-care for all pedicle screw technology.

We’re extremely excited about the potential market opportunity for OsseoScrew. In the US alone, there are expected to be 280,000 thoracolumbar fixation procedures this year. We estimate the US market opportunity for OsseoScrew to be over $2 billion. We plan to submit the 510(k) for OsseoScrew system to the FDA by the fall of 2008. We plan on launching OsseoScrew during the second quarter of 2009.

In June, we released our comprehensive Illico MIS retractor system and expect to release a complementary MIS cannulated screw system in August, allowing us to provide a solution that can be used in a vast majority of MIS spinal procedures. Complementing the Illico MIS platform solution is our next generation minimally invasive access system called GLIF.

GLIF is a breakthrough access system that provides a lateral approach to the spine, with the patient in the natural, face-down position. The GLIF is designed to allow surgeons to perform a 360-degree minimally invasive procedure without the need for a second incision or repositioning of the patient, which may reduce the length — the overall length of the procedure, trauma to the patient and reduce the recovery period. We plan to submit a 510(k) for the GLIF system to the FDA by the end of the year, and we plan for the GLIF launch in the second quarter of 2009.

Regarding our European distribution — distributor growth, we’re excited with the rapid adoption by the surgeons through our EU distribution partner and look forward to additional orders during 2008. We are actively evaluating other countries to locate and engage dedicated distribution partners.

As we look to the second half of 2008, our primary focus is the re-branding effort and the successful launch of our new products. In 2009, we will be looking to leverage our sales momentum to improve margins, to improve asset utilization and our overall operational efficiencies to drive improvements in earnings.

In conclusion, we continue to grow our core business by filling in and upgrading our existing product line. We also look forward to the introduction of our new products that will address conditions affecting the aging spine market in the next six to 12 months. Our mission is to continue to support our surgeons with the products and solutions they need for their patients by delivering to the market innovative and unique products to treat their patients with aging spine.

At this time, we’ll open the call up for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. We’ll go first to Tao Levy with Deutsche Bank.

<Q>: Hi. This is Seth. Thanks for taking my question. First, Dirk, I just wanted to talk to you briefly about guidance and just get a little detail. So, on the top line, you reiterated revenue guidance. But if my math is correct, that suggests that you’re going to be sequentially flat in the back half of the year. So, with the new European business coming on and some potential product launches in the back half of the year, is that fair? And also, in the past, you had mentioned EBITDA and GAAP profitability by year end, I think EBITDA by 2Q. I think — are we moving away from those guidelines?

<A – Dirk Kuyper>: In terms of the revenue growth, we’re at this point just reiterating that we’re extremely comfortable with the guidance we’ve given. Obviously, the European business has not factored in at all at this point, and basically it’ll be recognized as we’re paid for that. In order to support the distributor with such a significant order and based on the reimbursement in the country, we established sort of payment milestones over a period of time. So, we have great momentum. We see that momentum continuing, and I don’t see any reason why that’s going to change in the back half.

<Q>: Okay. And then profitability?

<A – Peter Wulff>: Hi, Seth. This is Peter Wulff. In terms of profitability, we’re still assessing the adoption rates of how these new products will come through. Obviously, we’re looking for, and I think one thing everybody can be able to compute, is our EBITDA going forward based on our financial disclosures. But we would be looking for the momentum to improve into the first half of the year. Then on a GAAP basis, that would be something towards the end of the year, potentially in ‘09. But, again, we’re not providing specific guidance as we’re still assessing and evaluating the adoption of these products as well as our investments into these products.

<Q>: Okay. Then turning over to the balance sheet, if I’m just looking at this correctly, it looks like you have about 600,000 net cash on your balance sheet, if I deduct the line-of-credit and current portion of debt. So with some — again with these product launches and I assume some expense ramping up in the back half of the year. How do you plan on moving forward with financing, and what do you anticipate having on the balance sheet for cash at the end of the year?

<A – Peter Wulff>: Okay. This is Peter again. As reported we have about — little over $13 million of cash. We have a line-of-credit for about $20 million, that’s based on our working capital balances for accounts receivable and inventory. We’ve drawn about $8.5 million down on that during the first half of this year. So, on a net cash basis we’re actually about 4.5 million. This working capital facility provides us the flexibility to fund our growth going forward, based on the growth and investment we have both in accounts receivable and in our inventory as well. And at this point, based on that, we don’t believe and we don’t foresee any sort of dilutive financing is required for the company, as we continue to execute on our business strategy.

<Q>: Okay. All right. I guess, I’ll just move on from that. Then just lastly, just to address OsseoFix. Have you talked to private payer? Do you have any idea about reimbursement on OsseoFix and any royalties that you have to pay on the product?

<A – Peter Wulff>: We do. We’ve done quite a bit of work on the reimbursement side in terms of insuring that we’re in the right place. We are very confident it will be reimbursed identical to kyphoplasty. So we’re basically in the same bucket. The procedure is virtually identical in terms of the steps. So we feel very good there. There are some royalties that will be paid to the original company that we licensed it to – from – Stout Medical.

<Q>: And as a percentage of sales, any…

<A – Peter Wulff>: It’s — it’s quite low, it’s single digits.

<Q>: Okay. Great. Thanks.

Operator: We’ll go next to Julie Hoggatt with Noble Financial.

<Q – Julie Schumacher Hoggatt>: Hi, guys. Thanks for taking my question. To continue on with the OsseoFix, you had mentioned the market size is 0.5 billion. And I was — just curious what’s included in that? Because with the number of procedures done for kyphoplasty, I had measured it at more of a billion. Can you tell me where you’re coming from with that?

<A – Dirk Kuyper>: Well, that is just taking sort of current, what we think that’s sort of the current Kyphon revenue is at this point. I tend to agree with you. I think it’s higher, but that was — that’s just sort of taking that data point. I think what we’ve been saying sort of more — but more as a global picture rather than just US is that it’s certainly over $1 billion.

<Q – Julie Schumacher Hoggatt>: Okay. And then can you talk about your patent portfolio, and how that compares to the patent that Kyphon has?

<A – Dirk Kuyper>: We have some — there are some very strong underlying patents for the technology that date back quite a bit. I think 2004 — that support the product. We’ve done some extensive due diligence in terms of how the product works, and any potential infringement at this point. We feel that the deployment mechanism of OsseoFix is sufficiently different. That it doesn’t interfere with any known patents that are out there today.

<Q – Julie Schumacher Hoggatt>: Okay. Thank you.

Operator: We will go next to Steve Ogilvie with ThinkPanmure.

<Q – Stephan Ogilvie>: Hey guys. Could you talk a little bit about the US growth, and what the dynamic is behind that number?

<A – Dirk Kuyper>: Yeah. It’s a combination of things, Steve. One is, obviously, we have done a good job of expanding and sort of upgrading our distribution network. That has had a positive impact. We’ve also seen a positive impact from signing on with HCA as a contracted vendor. That actually has been very positive for us. As well as, we’ve seen a very good pickup in Trestle on the cervical side. As you know we had a older product in REVEAL and DELTALOC that maybe wasn’t quite up to market standards, and we’ve been extremely pleased with the sales ramp on the Trestle product. So I think those sort of revamped and new products, expanded distribution and upgrading the distribution have all contributed to that growth rate.

<Q – Stephan Ogilvie>: Do you feel like the new distributors are up to speed, or do they still have a lot more to contribute just in order to get back to where they used to be with their previous spine suppliers?

<A – Dirk Kuyper>: I think there’s still quite a bit of opportunity there. Obviously, you’d like to think that you bring all of that with you when you change, but that’s rarely the case. So, we see quite a bit of positive momentum there, in the ability to continue to grow. And we’re continuing to evaluate the current network, and both upgrade and expand in areas where we still think we’re under served.

<Q – Stephan Ogilvie>: And then moving to Asia, you’re going to hit a much more difficult comp next quarter, and then the quarter after that, even more difficult. Can you talk about that dynamic and how you grow Asia?

<A – Dirk Kuyper>: Yeah, I mean there’s a couple of things, and that’s a very good point. Two things: One, our primary focus certainly in Japan is to expand the percentage of that business, which is Alphatec products, because obviously that gets us the margins that we’re looking for as opposed to third-party distributed product. In terms of overall sort of top line growth, we do see opportunities.

We’ve added roughly five salespeople in Japan dedicated to spine products, and we’re starting to see some positive results there. Obviously, the big bang will come after we get approval of the products that we submitted in the second quarter. But we’re also looking to expand into several other Asian markets in the back half of the year. Hong Kong in particular, we just started after the IMAST meeting, launching there, and we’re looking to Korea and Taiwan as well as other Asian markets where we can begin to get some growth. But just to keep the momentum going.

<Q – Stephan Ogilvie>: Okay. And then my last question will be on the expenses. Obviously, they’re are up a lot. And I’m wondering if you could give us a little more granularity on — I know you’ve hired a lot of people, and you’ve taken on a lot of projects. Is it a combination of both? And I guess going forward, do you see some of the projects falling off and you can leverage the people better? I’m just trying to get a better feel for the dynamic of the expense structure, throughout the end of the year and into ‘09?

<A – Dirk Kuyper>: Okay. I mean clearly, we’ve added a lot of people. If you look at the R&D organization today compared to what it was a year ago, it’s substantially different. We’ve added more than double the number people in R&D, and we’ve also added a number of people in marketing. Clearly, we needed to do both in order to execute on our strategy. What I think our opportunity is going forward is to hold sort of a line in dollar terms on the expenditures. In other words, not let them creep up as our sales continue to go up, but hold those expenses both in R&D and marketing at the current levels, so that we get some leverage into the — certainly into ‘09. And that’s what we have looking for.

We’re very comfortable with the amount of money we’re spending in R&D. Obviously, it’s higher than what we had originally forecasted for this year, but there was good reasons for that. One — and we don’t want to decelerate the product development cycle and sort of push these products out. We’d rather spend the money now and get the products to market. But I see us able to leverage that going forward. So, our goal into ‘09 is to hold those dollar sort of spending levels, sort of as absolute as the sales continue to grow and as we start to get pickup from the new aging spine products.

<Q – Stephan Ogilvie>: Great. Thank you.

Operator: We’ll go next to Bud Leedom with Global Hunter Securities.

<Q – Bud Leedom>: Good afternoon. Thanks for my taking my question. Just a couple here. In terms of OsseoFix, obviously NASS is a coming out party for the company. And I just wanted to maybe talk about the timelines there. Was that previously destined to be a commercial launch for OsseoFix? Or you’ve characterized it as an introduction this time around with a launch later in the year? Has the timeline changed at least from your perception here recently?

<A – Dirk Kuyper>: No. Hi, Bud. No, sorry if it came across that way. I don’t see that the timeline has changed at all. The one unknown in here is obviously the FDA. We submitted it the early part of June. So, we expect to get a reply from the FDA early part of September, which gives us about five weeks prior to announce for any unresolved questions that may come up. We’ve tried to anticipate all of those and ensure that we could quickly respond to anything that might come up. So, we still feel very comfortable. So, the intention is, assuming we have approval, is clearly to launch the product at the NASS meeting. That timeline hasn’t changed at all.

<Q – Bud Leedom>: Okay, terrific. And then just turning over to OsseoScrew quickly, I guess there is sort of a loose first half ‘09 launch period. And we’re sort of talking second quarter now. Can you just maybe give us a little bit more of an update in — with a little bit more detail in terms of how that development is progressing, and what you’re seeing at this point?

<A – Dirk Kuyper>: Yeah, we feel very good about the development of OsseoScrew and where we’re at it at this point. We do intend to file a 510(k) hopefully in this quarter, before the end of this quarter, meaning that we could potentially have approval by the end of the year. But as — what we’re really looking at is just how we go to the FDA with it. At this time, there are no products on the market with an osteo product indication. And so, we’re looking at that very hard with some outside help to decide exactly how to move forward, and that’s why we’re hedging a little bit on the timeline.

It’s still — our goal is obviously to get this out as quickly as possible, but to do it in the — in the best way possible as well. And so, certainly I think, we could potentially be ready by the end of the first quarter. But just sort of hedging bets a little bit saying okay, no later than the second quarter. So again, I don’t see that necessarily as having slipped as much as just hedging until we make a final decision on how we’re going to approach the FDA with that product.

<Q – Bud Leedom>: Understood. And turning over to GLIF, that seems to be progressing. And I just want to see if you have any update on the neural sensor issue that you had spoken about previously?

<A – Dirk Kuyper>: We’re very excited about GLIF. The last lab that we had with the surgeon development partners. We had a major break in terms of direct visualization by actually developing a patentable modification to the curved retractor system that we’re very excited about. So that’s come a long way. We’re still currently evaluating the neuromonitoring situation and making a final decision here very shortly. In either event, we will have a solution for that, but I’m just not ready to talk about that yet.

<Q – Bud Leedom>: Great. Thanks very much.

<A – Dirk Kuyper>: Thank you.

Operator: You will now go to Bill Plovanic with Canaccord Adams.

<Q – William Plovanic>: Hey. Thank you. Good evening.

<A – Dirk Kuyper>: Hey, Bill.

<Q – William Plovanic>: A couple of questions here. First, on the European sales, it looks like — I see it both in the short-term and the long-term liabilities. I would assume that the deferred revenue and the short-term liabilities would be accrued. Would it be before year end you’re expecting it, or within 12 months?

<A – Peter Wulff>: No, this would be within the first 12 months, Bill. We’ve got staggered payments from the distributor here. And so, it’s over a 12-month period. We also, just as a footnote, are also accepting re-orders from the distributor as well as he’s ramping up his business. So, we look forward to seeing that happen during the quarter coming up.

<Q – William Plovanic>: So we’ll see the first revenues from that distributor in the third quarter is what you’re telling us?

<A – Peter Wulff>: And we expect that to be the case, yeah.

<Q – William Plovanic>: Okay. And then are there other European distributors that you’re working on or expect to sign up over the next three or six months?

<A – Dirk Kuyper>: Yes. We’re working on several additional market opportunities there. None of them are to the point of signing yet, but a couple are getting quite close. So, we do, and we learned a lot obviously in this first one in terms of how to structure things. So we’ll — we hope to have a few more signed by the end of the year.

<Q – William Plovanic>: Okay. And then, have you disclosed what country the first distributor is located in?

<A – Dirk Kuyper>: No.

<Q – William Plovanic>: Okay. And then, in the settlement with DePuy, I guess we were expecting a one-time charge in the quarter of some sort. I take it that’s going to be amortized, or how are you going to account for that? And how will that flow through the P&L?

<A – Peter Wulff>: Yeah. Bruce, hi. This is Peter. We’ve previously reserved for that during the first quarter. And so, if you look at our 10-Q filing for the March ended ‘08 quarter, there was a litigation line item for $11 million for that. Now the actual cash payment for it happened in this quarter in May of this year.

<Q – William Plovanic>: Okay. And then just…

<A – Peter Wulff>: So maybe timing between when you’re expected to be paid versus the reserve that we created in the first quarter 10-Q.

<Q – William Plovanic>: Great, I’ll go back and look at that. And then the last question, Dirk, you had mentioned eight new products. You’ve outlined the OsseoFix, OsseoScrew, the Illico MIS screw, and the GLIF, what were the other four products you expect to launch at NASS?

<A – Dirk Kuyper>: Well, remember that the OsseoScrew and GLIF are not launching at NASS. We’ll certainly have them there, but they’re not launching. What’s launching is — one is the OsseoFix Implant System, OsseoFix Plus, which is meant for use with OsseoFix, but it also can be sold standalone for vertebroplasty. We have an occipital plate that is launching, as well as an occipital plate graft, which is an allograft, new line of cervical inner-body product.

It’ll be the official launch of the retractor and cannulated screw system. A vacuum packaging system for all of our allografts, that we think is quite unique, and has a tremendous opportunity in terms of providing a very unique way of hydrating allografts in the operating room. A demineralized bone scaffold, which will be also packaged in that vacuum packaging system. And in addition, we have some next generation products. Our trauma system ROC will have a totally revamped and upgraded product release. There is a NOVEL corpectomy — cervical corpectomy set, posterior disc prep and then some additional scoliosis products. All of those will be launched basically or highlighted at NASS in addition to showing GLIF and the OsseoScrew.

<Q – William Plovanic>: Okay. And then with the implant that you did on OsseoFix, when could we expect to see the first patient set of data even if it’s in the end of 10 or 12 [inaudible] and putting together small patient set for you or not?

<A – Dirk Kuyper>: I’m sorry, Bill. You were coming in and out. I didn’t quite understand your question. Could you try it again?

<Q – William Plovanic>: When could we expect the first data set on the OsseoFix?

<A – Dirk Kuyper>: Okay. Well, our plan is to have the first data set available at NASS. So – there’s a couple of different things going on. One is, we’re doing a biomechanical study here locally at a university, and we expect to have that sort of in a white paper format for NASS, which will be a head-to-head comparison of OsseoFix versus kyphoplasty size for size. And then we expect to have the first patient data out of Europe completed as well at the NASS meeting. And then in terms of the release itself, the initial launch will be to 20 pre-selected centers in the US, and we’re intending to collect that data to have a larger publication subsequent to that.

<Q – William Plovanic>: Great. That’s all I have. Thanks.

<A – Dirk Kuyper>: Thanks, Bill.

<A – Peter Wulff>: Thank you, Bill.

Operator: We’ll go next to Bruce Jackson with RBC Capital Markets.

<Q – Bruce Jackson>: Hi. Good afternoon. Just to get some clarity on the operating expenses going forward, do you plan to keep basically the same levels of R&D and sales and marketing in dollar terms going forward for the rest of the year?

<A – Dirk Kuyper>: Yes.

<Q – Bruce Jackson>: Okay. And then moving over to Europe, what are some of the countries that you’d like to expand into?

<A – Dirk Kuyper>: Well, I mean we’re evaluating them both in terms of sort of the potential opportunity where we — people have expressed interest, but then also, we’re balancing that against those countries where we think there is good reimbursement. Obviously, there are countries like France, which have extremely poor reimbursement where we don’t see a particular advantage in rushing into that market, possibly into that market. Now, so we’re focused on some of the higher reimbursement markets in terms of sort of Italy, Spain, the Germanic countries, the Scandinavia, those types of areas.

<Q – Bruce Jackson>: Okay, great. Thank you.

<A – Dirk Kuyper>: Thanks.

Operator: And it appears that there are no further questions at this time. Mr. Kuyper, I’d like to turn the conference back over to you for any additional or closing remarks.

Dirk Kuyper, President and Chief Executive Officer

Okay. Just thank you very much for your time and interest in Alphatec Spine. We’re very excited about the momentum we’ve established in the core products, and we’re very much looking forward to the NASS meeting and certainly invite all of you to stop by and see all of these new products and the re-branding as we sort of accelerate Alphatec’s growth going forward. Thank you.

Operator: This concludes today’s teleconference. You may now disconnect. And have a great day.